                                                                     EXHIBIT 4.3

                        3-YEAR REVOLVING CREDIT AGREEMENT

                          Dated as of October 15, 2002

                  CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), the banks (the "Banks") and issuers of letters of credit (the "Initial Issuing Banks") listed on the signature pages hereof, SUNTRUST BANK ("SunTrust"), as administrative agent (the "Administrative Agent") for the Lenders (as hereinafter defined), agree as follows:

                  ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01      Certain Defined Terms.

                    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Advance.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Anniversary Date" means October 15, 2003 and October 15 in each succeeding calendar year occurring during the term of this Agreement.

                  "Applicable Facility Fee" means, for each day, the rate of interest per annum (expressed in basis points, i.e., 1/100 of 1%) set forth below opposite the Applicable Performance Level in effect on the immediately preceding last day of March, June, September and December, as the case may be.


       Applicable Performance               Applicable Facility Fee
               Level
       ----------------------               -----------------------
                 1                                   15.0
                 2                                   20.0
                 3                                   25.0
                 4                                   30.0

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Margin" means, at any time, the rate of interest per annum (expressed in basis points, i.e., 1/100 of 1%) set forth below opposite the Applicable Performance Level in effect on the first day of the Interest Period therefor, in the case of a Eurodollar Rate Advance or in effect, from time to time, in the case of a Base Rate Advance.


    Applicable Performance              Applicable Margin
             Level
                                 Base Rate     Eurodollar Rate
               1                    0.00             60.0
               2                    0.00             90.0
               3                    0.00            125.0
               4                    0.00            145.0

                  "Applicable Performance Level" shall mean the applicable level for adjusting the Applicable Facility Fee and Applicable Margin as follows:

    Applicable Performance
            Level
                 1             Interest Coverage Ratio > or = to 7.5 and Debt to EBITDA
                               Ratio < or = to 2.0

                 2             Interest Coverage Ratio > or = to 6.0 but < or = to 7.5 and Debt to
                               EBITDA Ratio > or = to 2.0 but < or = to 2.25

                 3             Interest Coverage Ratio > or = to 4.5 but < or = to 6.0 and Debt to
                               EBITDA Ratio > or = to 2.25 but < or = to 2.5

                 4             (x) Interest Coverage Ratio < or = to 4.5 or Debt to EBITDA
                               Ratio > or = to 2.5 or (y) Public Debt Rating is BB+ or
                               lower by S&P and Ba1 or lower by Moody's

         provided that (A) the Applicable Facility Fee and Applicable Margin shall be set in accordance with Applicable Performance Level 3 until December 31, 2002, (B) no change in the Applicable Facility Fee or the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.01(d)(i)(A) or (ii)(A) and a certificate of an Authorized Financial Officer of the Borrower demonstrating the Borrower's Debt to EBITDA Ratio and Interest Coverage Ratio and (C) if the Borrower has not submitted to the Administrative Agent the information described in clause (B) of this proviso as and when required under Section 5.01(d)(i)(A) or (ii)(A), as the case may be, the Applicable Facility Fee and Applicable Margin shall be at Applicable Performance Level 4 for so long as such information has not been received by the Administrative Agent.

                  "Arranger" means SunTrust Capital Markets, Inc.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, acknowledged and consented to by the Borrower and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

                  "Assuming Lender" has the meaning specified in Section
         2.17(c).

                  "Assumption Agreement" has the meaning specified in Section 2.17(c).

                  "Authorized Financial Officer" means any one of the Vice President and Treasurer of the Borrower or any other duly authorized corporate officer of the Borrower who is responsible for and familiar with the financial affairs of the Borrower.

                  "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

                  "Bank" has the meaning specified in the recital of parties to this Agreement.

                  "Base Rate" shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, or (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate. Each change in the Administrative Agent's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Base Rate Advance" means an Advance which bears interest at a rate per annum determined on the basis of the Base Rate, as provided in
         Section 2.07(a)(i).

                  "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to
         Section 2.01.

                  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

                  "Commitment Date" has the meaning specified in Section
         2.18(b).

                  "Commitment Increase" has the meaning specified in Section 2.18(a).

                  "Consenting Lender" has the meaning specified in Section 2.17(b).

                  "Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

                  "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, in each case upon the issuance thereof, (vi) all Invested Amounts, (vii) all Synthetic Lease Obligations of such Person,
         (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above, (ix) liabilities of the Borrower or any ERISA Affiliate in respect of any Insufficiency, (x) withdrawal liability within the meaning of Section 4201 of ERISA incurred by the Borrower or any ERISA Affiliate to any Multiemployer Plan, (xi) liabilities incurred by the Borrower or any ERISA Affiliate to the PBGC upon the termination under Section 4041 or Section 4042 of ERISA of any Plan and (xii) any increase in the amount of contributions required to be made by the Borrower and its ERISA Affiliates in each fiscal year of the Borrower to Multiemployer Plans over the amount of such contributions required to be made on the date hereof due to the reorganization or termination of any such Multiemployer Plan within the meaning of Title IV of ERISA.

                  "Debt to EBITDA Ratio" means, for any Measurement Period, the ratio of Consolidated Net Borrowed Debt of the Borrower to Consolidated EBITDA of the Borrower and its Subsidiaries during such Measurement Period, as determined in accordance with GAAP by reference to the Consolidated financial statements of the Borrower required to be delivered pursuant to Section 5.01(d)(i)(A) or (ii)(A).

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "EBITDA" means, for any period, an amount equal to Consolidated net income (or net loss) of the Borrower plus the sum of
         (a) interest expense (b) income tax expense, (c) depreciation expense,
         (d) amortization expense and (e) minority interest earnings and minus minority interest losses, in each case determined in accordance with GAAP by reference to the Consolidated financial statements of the Borrower required to be delivered pursuant to Section 5.01(d)(i)(A) or
         (ii)(A).

                  "Effective Date" has the meaning specified in Section 3.01.

                  "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, having total assets of not less than $5,000,000,000; (ii) a commercial bank having total assets of not less than $5,000,000,000 (or its equivalent in another currency), and organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD") or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) the central bank of any country which is a member of the OECD; (iv) such other financial institutions as the Administrative Agent and the Borrower may agree on from time to time; and (v) an Affiliate of a Lender.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group or under common control with such Person, as the case may be, within the meaning of Section 414 of the Internal Revenue Code.

                  "ERISA Default" means

                           (a) that either

                                    (i) any Termination Event with respect to a
                           Plan shall have occurred and be continuing, or

                                    (ii) either the Borrower or any of its ERISA
                           Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Person or such ERISA Affiliate, as the case may be, has incurred Withdrawal Liability to such Multiemployer Plan or that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and

                           (b) that at the time of such occurrence or notice the
                  sum of

                                    (i) the Insufficiency of such Plan for which
                           a Termination Event has occurred together with the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and then exist (or, in the case of a Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and then exist, the liability related thereto), plus

                                    (ii) the Withdrawal Liability to such
                           Multiemployer Plan, determined as of the notification date referred to in clause (a)(ii) above, together with the aggregate amount then outstanding and required to be paid to all other Multiemployer Plans for which there is then a Withdrawal Liability, plus

                                    (iii) the excess of (A) aggregate annual
                           contributions of the Borrower and its ERISA
                           Affiliates to all Multiemployer Plans for the plan years in which such notice of reorganization has been received over (B) the aggregate annual contributions of such Person and its ERISA Affiliates to such Multiemployer Plans for the plan year which includes the date hereof, shall equal or exceed $5,000,000.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the British Bankers' Association Interest Settlement Rate per annum for deposits in US Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers' Association for the display of such Association's Interest Settlement Rates for US Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, the Eurodollar Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in US Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (London, England time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of the Administrative Agent by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                  "Eurodollar Rate Advance" means an Advance which bears interest at a rate per annum determined on the basis of the Eurodollar Rate, as provided in Section 2.07(a)(ii).

                  "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Extension Date" has the meaning specified in Section 2.17(b).

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic," or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance.

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

                  "Increase Date" has the meaning specified in Section 2.18(a).

                  "Increasing Lender" has the meaning specified in Section 2.18(b).

         "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

                  "Interest Coverage Ratio" means for any Measurement Period, the ratio of Consolidated EBITDA of the Borrower and its Subsidiaries during such Measurement Period to interest payable on, and amortization of debt discount in respect of, all Debt during such Measurement Period by the Borrower and its Subsidiaries.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months, and if available to all Lenders, nine or twelve months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (w) the duration of any Interest Period which
                  commences before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date (subject to Section 8.04(b));

                           (x) Interest Periods commencing on the same date for
                  Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                           (y) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (z) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Invested Amounts" means the amounts invested by investors, other than Affiliates of the Borrower, in connection with receivables securitization programs to which accounts receivable originated by the Borrower or its Subsidiaries are subject, where such invested amounts are in part reduced by the aggregate amounts received by such investors from the payment of amounts owing in connection with such accounts receivable originated by the Borrower or its Subsidiaries.

                  "Issuing Bank" means each Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

                  "L/C Cash Collateral Account" means an interest bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

                  "L/C Related Documents" has the meaning specified in Section 2.07(b)(i).

                  "Lenders" means the Banks, the Issuing Banks, each Assuming Lender that shall become a party hereto pursuant to Section 2.17 or
         2.18 and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

                  "Letter of Credit" has the meaning specified in Section
         2.01(b).

                  "Letter of Credit Agreement" has the meaning specified in
         Section 2.03(a).

                  "Letter of Credit Commitment" means, with respect to each Initial Issuing Bank, the amount set forth opposite such Initial Issuing Bank's name on the signature pages hereto under the caption "Letter of Credit Commitment" or, if such Initial Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

                  "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Banks' Letter of Credit Commitments at such time and (b) $5,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

                  "Lien" shall have the meaning specified in Section 4.01(l).

                  "Loan Documents" means this Agreement, the Notes and the Letter of Credit Agreements.

                  "Majority Lenders" means at any time Lenders having at least 51% of the outstanding Advances at such time, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Revolving Credit Commitments.

                  "Margin Stock" has the meaning given that term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

                  "Measurement Period" means, as of any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or immediately prior to such date.

                  "Moody's" means Moody's Investor Services, Inc.

                  "Multiemployer Plan" means a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Net Borrowed Debt" means, as of any date, with respect to the Borrower and its Subsidiaries, (a) the sum of (v) all indebtedness for borrowed money and obligations evidenced by bonds, debentures, notes or other similar instruments, (w) all Invested Amounts, (x) all obligations in respect of acceptances, letters of credit or similar extensions of credit, in each case when issued, (y) all obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases and (z) all Synthetic Lease Obligations minus (b) cash on the Consolidated balance sheet of the Borrower to the extent cash exceeds $50,000,000, provided that the amount of cash subtracted pursuant to this clause (b) shall be $0 on any date on which Advances are outstanding and shall be $0 on each date on and after April 15, 2004.

                  "Non-Consenting Lender" has the meaning specified in Section 2.17(b).

                  "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Notice of Continuation/Conversion" has the meaning specified in Section 2.09.

                  "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such obligation is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) all principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and any other amounts payable by the Borrower under any Loan Document and (b) any amount in respect of any of the foregoing payable by the Borrower under or in respect of any Loan Document, that any Lender, in its sole discretion and upon five Business Days' notice to the Borrower may elect to pay or advance on behalf the Borrower.

                  "Other Taxes" has the meaning specified in Section 2.14(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

                  "Public Debt Rating" means, as of any date, the better of (a) the lowest rating of any class of long-term public unsecured senior debt issued by the Borrower as most recently announced by Moody's and
         (b) the lowest rating of the Borrower's long-term public unsecured senior debt as most recently announced by S&P, as the case may be, or, if either Moody's or S&P is no longer in existence on such date, a Substitute Rating Agency, provided, however, that (i) if any rating established by S&P or Moody's (or any Substitute Rating Agency) shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (ii) if S&P or Moody's (or any Substitute Rating Agency) shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's (or any Substitute Rating Agency), as the case may be, shall refer to the then equivalent rating by S&P or Moody's (or any Substitute Rating Agency), as the case may be.

                  "Register" has the meaning specified in Section 8.07(c).

                  "Revolving Credit Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on the signature pages hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.18.

                  "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Substitute Rating Agency" means a nationally recognized credit rating organization designated by the Borrower and approved by the Administrative Agent.

                  "Synthetic Lease Obligation" means the monetary obligation of a Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction.

                  "Taxes" has the meaning specified in Section 2.14(a).

                  "Termination Date" means the earlier of (a) October 15, 2005, subject to the extension thereof pursuant to Section 2.17, and (b) the date of termination in whole of the aggregate Commitments pursuant to
         Section 2.05 or 6.01, provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

                  "Termination Event" means (i) the occurrence of a "reportable event", as such term is described in Section 4043 of ERISA, with respect to any Plan (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in
         Section 4062(e) of ERISA, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by any such Person or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under
         Section 4041 of ERISA, or (iv) the conditions set forth in Section 302(f)(l)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of such Person or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (v) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (vi) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (vii) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "Unused Commitment" means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus
         (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) that are outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                  "Withdrawal Liability" shall have the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

         Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

              ARTICLE II.       AMOUNTS AND TERMS OF THE ADVANCES

         Section 2.01 The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time such Lender's Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that Borrowings consisting of Base Rate Advances made pursuant to Section 2.03(c) may be in lesser amounts as provided therein, and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

                  (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a "Letter of Credit") for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

         Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (A) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing if the Borrower selects a Eurodollar Rate Advance or (B) 11:00 A.M. (New York City time) on the date of the proposed Borrowing (which shall be a Business Day) if the Borrower selects a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex or telecopier, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate principal amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Advance (subject to the provisions of the definition of Interest Period). Each Lender shall, before 1:00 P.M. (New York City time), (x) on the date of such Borrowing if the Borrower selects a Eurodollar Rate Advance or (y) on the date of such Borrowing if the Borrower selects a Base Rate Advance, make available for the account of its

 Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Borrowing. The Administrative Agent will make such Advances available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligations of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12.

                  (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate until the second Business Day after such demand and thereafter the Base Rate. The Administrative Agent will demand such repayment from such Lender prior to demanding such repayment from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

         Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon written notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof by telex, telecopier, telephone or cable. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier, telephone or cable, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may reasonably specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, unless such Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in
Section 2.03 or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank's usual and customary business practices. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                  (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by such Issuing Bank, with a copy of such demand to the

Administrative Agent, each Lender shall pay to the Administrative Agent such Lender's Pro Rata Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Advance on
(i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

                  (d) Letter of Credit Reports. Promptly following the end of each fiscal quarter, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each of its respective Letters of Credit then outstanding.

                  (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

         Section 2.04 Fees. (a) Facility Fee. The Borrower agrees to pay each Lender a facility fee on the aggregate amount of such Lender's Revolving Credit Commitment (whether used or unused), from the date hereof until the Termination Date, payable in arrears on the last day of each March, June, September and December, during the term of such Lender's Revolving Credit Commitment, commencing on December 31, 2002, and on the Termination Date, at a rate for each day during such period equal to the Applicable Facility Fee for such day.

                  (b) Letter of Credit Fees (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2002, and on the Termination Date.

                           (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

                  (c) Agency Fees. The Borrower agrees to pay to the Administrative Agent for its own account such fees as may from time to time be agreed upon by the Borrower and the Administrative Agent.

         Section 2.05 Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice (which such notice shall be irrevocable) to the Administrative Agent, to terminate in whole or reduce ratably in part, in each case permanently, the unused portions of the respective Revolving Credit Commitments of the Lenders, provided that the aggregate amount of the Revolving Credit Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate amount of the Advances and Available Amount of the Letters of Credit then outstanding and provided further that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

         Section 2.06 Repayment of Advances. (a) The Borrower shall repay to the Administrative Agent (whether from the proceeds of Advances made pursuant to Section 2.01 of this Agreement or otherwise) for the ratable account of the Lenders on the first Business Day after each drawing under a Letter of Credit the aggregate principal amount of the Advances resulting from such drawing. The Borrower shall repay to each Lender on the Termination Date the aggregate principal amount of the Advances owing to such Lender on such date.

                  (b) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (iii) the existence of any claim, set-off, defense or other right that the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents;

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor; or

                  (viii)   the existence of an Event of Default.

         Section 2.07 Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable monthly in arrears on the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above, and (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

         Section 2.08 Interest Rate Determination.

                  (a) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders for making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

                  (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

                  (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                  (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

                  (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

         Section 2.09 Optional Conversion of Advances. The Borrower may on any Business Day, upon prior written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit F attached hereto ("Notice of Continuation/Conversion") given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08, 2.12 and 2.13, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

         Section 2.10 Prepayments of Advances. (a) The Borrower shall have no right to prepay any principal amount of any Advance other than as provided in
(b) below.

                  (b) The Borrower may (i) upon at least three days after the date of Borrowing and upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the date of the proposed prepayment (which date shall be a Business Day), stating the proposed date and aggregate principal amount of the prepayment in the case of Base Rate Advances or (ii) upon at least two Business Days' notice given to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment in the case of Eurodollar Rate Advances, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and, in the case of Eurodollar Rate Advances, any additional losses, costs or expenses, if any, required to be paid by the Borrower pursuant to Section 8.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

         Section 2.11 Increased Costs and Increased Capital. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased costs and would not be disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Within 20 days following the date of a demand by a Lender pursuant to Section 2.11(a) or (b), as the case may be, such Lender and the Borrower shall enter into negotiations in good faith with a view to agreeing to an adjustment to the amounts payable by the Borrower sufficient to compensate such Lender as contemplated in such Section. If, at the expiration of 45 days from the giving of such demand, such Lender and the Borrower shall not have agreed to any such adjustment, the Borrower shall within five days elect (and shall notify such Lender and the Administrative Agent of such election) to either:

                  (i) pay such Lender, from time to time commencing on the date of such demand by such Lender and as specified by such Lender, the additional amounts so demanded,

                  (ii) terminate in whole such Lender's Commitments on a date specified in the notice sent by the Borrower, and such Lender's Commitments shall terminate on such date, or

                  (iii) require that such Lender assign to the Borrower's designated assignee or assignees in accordance with Section 8.07 all Advances then owing to such Lender and all rights and obligations provided that (A) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (B) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 2.11(c) unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, all commitment fees and other fees and letter of credit commissions payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts as so demanded (computed in accordance with this Section 2.11), and any Taxes, incurred by such Lender prior to the effective date of such assignment and amounts payable under Section 8.04(a)), (C) each such assignment shall be made pursuant to an Assignment and Acceptance and (D) in connection with each such assignment to any Person that immediately prior to such assignment was not a Lender, the Borrower shall pay to the Administrative Agent the processing and recordation fee of $3500 referred to in Section 8.07;

provided, however, that a termination under clause (ii) above shall not be effective, and an assignment under clause (iii) above shall not be effective, if, after giving effect thereto, the aggregate amount of the Revolving Credit Commitments so terminated and assigned during the term of this Agreement would exceed 20% of the amount of the Revolving Credit Commitments as of the date hereof or such terminations and assignments would have become effective for more than three Lenders during the term of this Agreement, and provided further that no such termination may be made, and no such assignment may be required, if an Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred and is continuing either on the date the Borrower notifies such Lender and the Administrative Agent of such termination or requested assignment, or on the date on which such termination or assignment is scheduled to become effective. Upon termination of a Lender's Commitments under Section 2.11(c)(ii), the Borrower shall on the date such termination becomes effective pay, prepay or cause to be prepaid the aggregate principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, all commitment fees and other fees and letter of credit commissions payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts as so demanded (computed in accordance with this Section 2.11), and any Taxes, incurred by such Lender prior to the effective date of such assignment and amounts payable under Section 8.04(a)). Upon such payments and prepayments, the obligations of such Lender hereunder, by the provisions hereof, shall be released and discharged. Such Lender's rights under Sections
2.11 and 8.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of such termination.

     Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.09.

     Section 2.13 Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's office located at 303 Peachtree Street, Atlanta, GA 30308, or such other location as to which the Administrative Agent shall have given prior written notice to the Borrower and the other Lenders in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or letter of credit commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii) or (c), 2.11, 2.14 or 8.04(b)) to the appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.17, and upon the Administrative Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                  (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and letter of credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fees or letter of credit commissions, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         Section 2.14 Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it in lieu of income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by such party hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, each of the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as "Other Taxes").

                  (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this subsection (d), the terms "United States" and "United States person" shall have the meaning specified in Section 7701 of the Code.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank, and each such Lender that is not a party hereto on the date hereof shall on or prior to the date on which such Lender becomes a Lender pursuant to Sections 2.17, 2.18 or 8.07 (as the case may be), and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments of interest pursuant to this Agreement or the other Loan Documents. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, in the case of each Bank, or in excess of the rate applicable to the Lender assignor on the date of the Assignment and Acceptance pursuant to which it became a Lender or as of the date such party becomes a Lender pursuant to Section 2.17 or 2.18, in the case of each other Lender, withholding tax at such rate shall be considered excluded from Taxes as defined in Section 2.14(a). If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue service form W-8ECI or W-8BEN, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                  (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under the other Loan Documents.

         Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         Section 2.16 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes, including commercial paper backstop.

         Section 2.17 Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to any Anniversary Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one calendar year from the then scheduled Termination Date. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, at least 20 days but not more than 30 days prior to the applicable Anniversary Date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date by the 20th day prior to the applicable Anniversary Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than the 20th day prior to such Anniversary Date of the decision of the Lenders regarding the Borrower's request for an extension of the Termination Date.

                  (b) If all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date shall, effective as at such next Anniversary Date (the "Extension Date"), be extended for one calendar year from the then scheduled Termination Date; provided that on each Extension Date, no Event of Default, or event that with the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing, or shall occur as a consequence thereof. If Lenders holding at least a majority in interest of the aggregate Revolving Credit Commitments at such time consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so have consented (each a "Consenting Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender"). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitments of such Lender are not assumed in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitments of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.11, 2.14, 8.04 and 8.09, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

                  (c) If Lenders holding at least 51% of the aggregate Revolving Credit Commitments at any time consent to any such request pursuant to subsection (a) of this Section 2.17, the Borrower may arrange for one or more Consenting Lenders or, to the extent that the Consenting Lenders decline to assume any Non-Consenting Lender's Revolving Credit Commitment, other Eligible Assignees (each such Eligible Assignee that accepts an offer to assume a Non-Consenting Lender's Revolving Credit Commitment as of the applicable Extension Date and each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) being an "Assuming Lender") to assume, effective as of the Extension Date, any Non-Consenting Lender's Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that if the Borrower makes an offer to any Consenting Lender to assume any Non-Consenting Lender's Revolving Credit Commitment, it shall make such offer to all Consenting Lenders on a pro rata basis based on their respective Revolving Credit Commitments and such Non-Consenting Lender's Revolving Credit Commitment shall be allocated among those Consenting Lenders which accept such offer on a pro rata basis based on their respective Revolving Credit Commitments, provided further however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

                  (i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

                  (ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

                  (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.11, 2.14, 8.04 and 8.09, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Administrative Agent an assumption agreement, in form and substance satisfactory to the Borrower and the Administrative Agent (an "Assumption Agreement"), duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Administrative Agent,
(B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the

Borrower and the Administrative Agent as to the increase in the amount of its Revolving Credit Commitment, (C) each Non-Consenting Lender being replaced pursuant to this Section 2.17 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender and (D) the Borrower shall have delivered to the Administrative Agent a new Note payable to the order of each Assuming Lender in a principal amount equal to the amount of Revolving Credit Commitment assumed by such Assuming Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

                  (d) If all of the Lenders (after giving effect to any assignments pursuant to subsection (b) of this Section 2.17) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, so long as no Event of Default, or event that with the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Termination Date then in effect shall be extended for the additional one year period described in subsection (a) of this Section 2.17, and all references in this Agreement and in the other Loan Documents, if any, to the "Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

         Section 2.18 Increase in the Aggregate Commitments. (a) The Borrower may not more than once in any calendar year prior to the Termination Date and provided that the Borrower has not elected to reduce the Commitments during such calendar year pursuant to Section 2.05, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by an amount of $50,000,000 or an integral multiple of $5,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $250,000,000 and (ii) no Event of Default, or event that with the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result of such Commitment Increase.

                  (b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the

"Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein based on a ratio of each existing Lender's proposed Commitment increase, if any, to the aggregate of all of the existing Lenders' proposed Commitment increases.

                  (c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date.

                  (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with
Section 2.18(c) as an Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

                  (i) (A) certified copies of an Authorized Financial Officer of the Borrower, approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit E-1 hereto;

                  (ii) an Assumption Agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

                  (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

                       ARTICLE III. CONDITIONS OF LENDING

         Section 3.01 Conditions Precedent to Initial Advances. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

                  (a) the Administrative Agent shall have received on or before the day of such initial Borrowing the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

                  (i) The Notes to the order of the Lenders, respectively;

                  (ii) Certified copies of the resolutions of the Board of Directors of the Borrower duly authorizing the Borrower to execute and deliver, and perform its obligations under, this Agreement and the other Loan Documents and to make Borrowings or guaranty Obligations, as the case may be, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents;

                  (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder;

                  (iv) certified copies of the articles or certificate of incorporation of Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of Borrower;

                  (v) A favorable opinion of Marcia E. Doane, Vice President and General Counsel for the Borrower, substantially in the form of Exhibit E-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request; and

                  (vi) A favorable opinion of Sidley Austin Brown & Wood LLP, counsel for the Borrower, substantially in the form of Exhibit E-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                  (b) the Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Arranger (including the accrued fees and expenses of counsel to Administrative Agent and the Arranger then due and payable); and

                  (c) the termination of the commitments of the lenders and the payment in full of all Debt outstanding under the Revolving Credit Agreement dated as of December 17, 1997 among the Borrower, the lenders parties thereto, The First National Bank of Chicago (now known as Bank One, NA), as documentation agent, The Chase Manhattan Bank (now know as JPMorgan Chase Bank), as co-agent, CPC International Inc., as interim Guarantor, and Citibank, N.A, as administrative agent. By execution of this Agreement, each of the Lenders that is a lender under the credit agreement referred to above hereby waives any requirement set forth in such credit agreement of prior notice to the termination of their commitments thereunder.

         Section 3.02 Conditions Precedent to Each Borrowing, Each Letter of Credit, Each Extension Date and Each Commitment Increase. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Bank to issue a Letter of Credit, the effectiveness of any Extension Date and each Commitment Increase shall be subject to the further conditions precedent that on the date of such Borrowing, issuance, extension or increase (a) the following statements shall be true (and the Administrative Agent shall have received for the account of such Lender a certificate signed by an Authorized Financial Officer of the Borrower, dated the date of such Borrowing, issuance, extension or increase, stating that):

                  (i) The representations and warranties contained in Article IV (other than, in the case of a Borrowing or the issuance of a Letter of Credit, the representations and warranties contained in Section 4.01(e)(ii) or Section 4.01(f)(i)) are correct on and as of the date of such Borrowing, issuance, extension or increase, before and after giving effect thereto and to the application of the proceeds therefrom, as though made on and as of such date, and

                  (ii) No event has occurred and is continuing, or would result from such Borrowing, issuance, extension or increase or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

         Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) any law or contractual restriction binding on or affecting the Borrower.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the other Loan Documents.

                  (d) This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

                  (e) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2001 and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2002 and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the six months then ended, fairly present, subject, in the case of said balance sheet as at June 30, 2002 and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the six months then ended, to year end audit adjustments, the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. The Borrower has previously delivered to the Administrative Agent (who will send a copy to each Lender) copies of the Borrower's report on Form 10-K or Form 10K/A, as appropriate, for the fiscal year ended December 31, 2001 and the Borrower's report on Form 10-Q for the fiscal quarter ended June 30, 2002.

                  (ii) Since June 30, 2002 no event or condition has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, conditions (financial or otherwise), operations, performance or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole except as publicly disclosed prior to this Agreement.

                  (f) (i) Except as publicly disclosed in the Borrower's most recent annual report on Form 10-K/A as filed with the United States Securities and Exchange Commission, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to have a Material Adverse Effect; and

                  (ii) there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document;

                  (g) No Termination Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan that has resulted or, to the knowledge of the Borrower, is reasonably likely to result in a liability of the Borrower that exceeds $5,000,000.

                  (h) Neither the Borrower nor any ERISA Affiliate of the Borrower has incurred or, to the knowledge of the Borrower, is reasonably expected to incur any Withdrawal Liability exceeding $5,000,000 to any Multiemployer Plan.

                  (i) Neither the Borrower nor any ERISA Affiliate of the Borrower has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                  (j) No single lien, security interest or other charge or encumbrance (including liens or retained security titles of conditional vendors) of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries (a "Lien") as of the date hereof secured any Debt in excess of $25,000,000 and that the aggregate of such Liens did not secure any Debt in excess of $100,000,000.

                  (k) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) which are subject to the provisions of Sections 5.02(a) or 5.02(e) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt of the Borrower and its Subsidiaries which is outstanding in a principal amount of at least $25,000,000 will be Margin Stock.

                  (l) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or a "promoter" or "Principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                  (m) Except as publicly disclosed prior to the date of this Agreement, the operations and properties of the Borrower and each of its Subsidiaries do not violate any Environmental Laws in a manner that will cause a Material Adverse Effect.

                              ARTICLE V. COVENANTS

         Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower, unless the Majority Lenders shall otherwise consent in writing, will:

                  (a) Compliance with Laws, Payment of Taxes, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and paying before the same become delinquent (i) all taxes, assessments and governmental charges imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property except to the extent otherwise permitted under
Section 5.02(a) or to the extent contested in good faith, and to comply, and cause each of its Subsidiaries to comply, with all applicable Environmental Laws in a manner so that the violation of such laws does not have a Material Adverse Effect on such Person.

                  (b) Maintenance of Books and Records. Maintain proper Consolidated books of record and account, in which full and correct entries shall be made of all financial transactions and the Consolidated assets and business of such Person and its Subsidiaries in accordance with generally accepted accounting principles consistently applied.

                  (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except to the extent otherwise permitted under Section 5.02(e) provided, however, that each such Person and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and may wind up, liquidate or dissolve any of their respective inactive Subsidiaries, and provided further, that neither such Person nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Person or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Person, such Subsidiary or the Lenders.

                  (d) Reporting Requirements. Furnish to the Administrative Agent (who promptly will send a copy to each Lender):

                           (i) (A) As soon as available and in any event within
                  45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified in its customary manner by an Authorized Financial Officer, and

                                    (B) At the time of delivery of the financial
                  statements referred to in clause (A) above, a certificate signed by an Authorized Financial Officer of the Borrower (i) stating that no event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.02(f) and (g); and

                           (ii) (A) As soon as available and in any event within
                  90 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing financial statements for such year certified in a manner acceptable to the Majority Lenders by KPMG LLP or other independent public accountants acceptable to the Majority Lenders, such acceptance not to be unreasonably withheld, and

                                    (B) At the time of delivery of the financial
                  statements referred to in clause (A) above, a certificate signed by an Authorized Financial Officer of the Borrower (i) stating that no event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.02(f) and (g); and

                           (iii) as soon as possible and in any event within
                  five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of an Authorized Financial Officer setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

                           (iv) promptly after the sending or filing thereof,
                  copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which such Person or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                           (v) as soon as the Borrower knows, and in any event
                  immediately upon the occurrence, of a change in a Public Debt Rating, a statement of an Authorized Financial Officer setting forth the new Public Debt Rating and the date of such change in the Public Debt Rating;

                           (vi) promptly after the commencement thereof, notice
                  of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

                           (vii) as soon as possible and in any event (A) within
                  15 Business Days after the Borrower knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate has occurred where such event is reasonably likely to result in the imposition of a liability of more than $5,000,000 on Borrower, and (B) within 10 Business Days after the Borrower knows or has reason to know that any other Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate has occurred where such event is reasonably likely to result in the imposition of a liability of more than $5,000,000 on Borrower, a statement of an Authorized Financial Officer describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

                           (viii) promptly and in any event within 15 Business
                  Days after receipt thereof by the Borrower, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

                           (ix) promptly, upon request by Administrative Agent
                  or any Lender, after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of the Borrower or any ERISA Affiliate;

                           (x) promptly and in any event within 15 Business Days
                  after receipt thereof by the Borrower from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA,
                  (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by such Person or such ERISA Affiliate in connection with any event described in clause
                  (A), (B) or (C) above; and

                           (xi) such other information respecting the condition
                  or operations, financial or otherwise, of such Person or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

                  (e) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, liability insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Person or such Subsidiary operates.

                  (f) Visitation Rights. At any reasonable time and from time to time, at the request of the Majority Lenders, permit the Administrative Agent and any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used in the conduct of its business.

         Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower, without the written consent of the Majority Lenders, will not:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than (i) liens or security interests existing on the date hereof and set forth on Schedule 5.02(a), (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by such Person or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, (iii) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition), (iv) liens, security interests or other charges or encumbrances (other than those referred to in clauses (i), (ii) and (iii) above) at any time outstanding securing an aggregate principal amount of Debt not exceeding $100,000,000 at any time (or its equivalent in another currency), or (v) liens existing pursuant to a securitization program permitted under Section 5.02(c), provided that the aggregate principal amount of the Debt secured by the liens or security interests referred to in clauses (ii) and (iii) above shall not exceed $75,000,000, (or its equivalent in another currency) at any time outstanding.

                  (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of such Person may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other Subsidiary of such Person and except that any Subsidiary of such Person may merge into or transfer assets to such Person and such Person may merge or consolidate, and any Subsidiary of such Person may merge or consolidate, with or into any other Person, provided in each case that, immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and in the case of any such merger or consolidation to which such Person is a party, the Person into which such Person shall be merged or formed by any such consolidation shall first or simultaneously assume such Person's obligations hereunder and under the other Loan Documents, in each case, in an agreement or instrument satisfactory in form and substance to the Majority Lenders.

                  (c) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt if such creation, incurrence, assumption or suffrage would cause (i) the aggregate principal amount of Consolidated Debt owing by the Borrower's Subsidiaries to non-Affiliates to exceed 45% of the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries or (ii) Consolidated Debt of the Borrower and its Subsidiaries which constitutes Invested Amounts to exceed $75,000,000.

                  (d) Change in Nature of Business. Make, or permit one or more of its Subsidiaries to make, any material change in the nature of the business of such Person and its Subsidiaries taken as a whole as carried on at the date hereof.

                  (e) Disposition of Assets. Lease, sell, transfer or otherwise dispose of, and cause its Subsidiaries to lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, any assets except for consideration in an amount not less than the fair market value of such asset as determined in good faith by such Person's Board of Directors and only if such Person promptly notifies the Administrative Agent of such lease, sale, transfer, or other disposition, excluding, however, (i) sales of inventory in the ordinary course of business, (ii) sales, transfers and other dispositions of equipment determined to be obsolete or no longer useful, (iii) sales, transfers or other dispositions of Margin Stock, (iv) sales, transfers and other dispositions of accounts receivable originated by the Borrower or any Subsidiary thereof that are subject to a securitization program permitted under Section 5.02(c) and (v) sales, transfers or other dispositions of other assets of such Person and its Subsidiaries to the extent that the aggregate fair market value of all such other assets so leased, sold (including, without limitation, sale and leaseback transactions), transferred and disposed after the date hereof shall not exceed $50,000,000 (or its equivalent in another currency).

                  (f) Debt to EBITDA Ratio. Permit the Debt to EBITDA Ratio to exceed the ratios indicated below for the periods set forth below:


        Fiscal Quarter Ended                          Ratio
-------------------------------------             ------------
On or prior to December 31, 2002                  3.00 to 1.00
January 1, 2003 to December 31, 2003              2.75 to 1.00
January 1, 2004 and thereafter                    2.50 to 1.00


                  (g) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than the ratios indicated below for the periods set forth below:

         Fiscal Quarter Ended                         Ratio
-------------------------------------             ------------
On or prior to December 31, 2002                  3.50 to 1.00
January 1, 2003 to December 31, 2003              3.75 to 1.00
January 1, 2004 and thereafter                    4.00 to 1.00

                         ARTICLE VI. EVENTS OF DEFAULT

         Section 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) The Borrower shall fail to pay any principal of any Advance when it becomes due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days of when it becomes due and payable or (iii) the Borrower shall fail to make any other payment under this Agreement or under any other Loan Document if such failure shall remain unremedied for five days after a demand for payment is given to such Person by the Administrative Agent or any Lender; or

                  (b) Any representation or warranty made herein by either the Borrower or any of its officers in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                  (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement required to be performed or observed by it contained in Section 5.01(c), 5.01(d)(iii), 5.01(f) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                  (d) (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount, or shall fail to make any payments in respect of Hedge Agreements having a notional amount of at least $25,000,000 (or its equivalent in another currency) in the aggregate (but, excluding Debt evidenced by the Notes or otherwise arising under this Agreement), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedge Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Hedge Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Hedge Agreement; or any such Debt or Hedge Agreement shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt or Hedge Agreement shall be required to be made, in each case prior to the stated maturity thereof; or

                  (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or such Person or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) Any judgment or order for the payment of money in excess of $25,000,000 (or its equivalent in another currency) shall be rendered against such Person or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or
(iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

                  (h) An ERISA Default shall occur and be continuing or a lien under Section 4068 of ERISA shall be imposed against the assets of the Borrower or any of its Subsidiaries;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes and all Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes and all Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Notes and all such Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Borrower.

         Section 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.

                     ARTICLE VII. THE ADMINISTRATIVE AGENT

         Section 7.01 Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank (as applicable)) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Debt resulting from the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         Section 7.02 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an

Assumption Agreement entered into by an Assuming Lender as provided in Section
2.17 and 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 7.03 SunTrust and Affiliates. With respect to its Commitments, the Advances made by them and the Notes issued to it, SunTrust shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include SunTrust in its individual capacity. SunTrust and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if SunTrust were not the Administrative Agent and without any duty to account therefor to the Lenders.

         Section 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

                  (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

                  (c) For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Commitments at such time; provided that the aggregate principal amount of Advances owing to the Issuing Banks as a result of drawings under Letters of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to reimburse the Administrative Agent or any such Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or any such Issuing Bank, as the case may be, for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

         Section 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         Section 7.07 Arranger, Documentation Agent and Syndication Agent . The Arranger, Documentation Agent and the Syndication Agent shall have no duties or obligations under this Agreement or the other Loan Documents in their respective capacities as Arranger, Documentation Agent and the Syndication Agent.

                          ARTICLE VIII. MISCELLANEOUS

         Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders or subject the Lenders (other than as provided in Section 2.18) or to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, waive any of the conditions specified in Section 3.03, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or obligation of the Issuing Banks under this Agreement.

         Section 8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex) and mailed (postage prepaid, return receipt requested), telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at Corn Products International, Inc., P.O. Box 7100, 5 Westbrook Corporate Center, Westchester, IL 60154,
Attention: Treasurer; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 303 Peachtree Street, Atlanta, GA 30308, Attn: Greg Cannon; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent, notices to the Borrower pursuant to Article VI shall not be effective until received by the Borrower.

         Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 8.04 Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of both the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Arranger with respect thereto and with respect to advising the Administrative Agent and the Arranger as to each such party's respective rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each Lender), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder including, without limitation, reasonable counsel fees and expenses for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

                  (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(f), 2.09, 2.10 or
2.12 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate setting forth with reasonable specificity the basis for and amount of such losses, costs or expenses shall be submitted to the Borrower and the Administrative Agent by such Lender and shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Without prejudice to any other rights which the Lenders may have hereunder or under applicable law, the Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, any of their Affiliates and each of their respective directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted against the Administrative Agent, the Arranger, such Lender or any of their Affiliates or any such director, officer, employee, advisor or agent which would not have been incurred by or asserted or awarded against any Indemnified Party but for the Administrative Agent or such Lender being a party to this Agreement, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation, or proceeding arising out of, related to or in connection with (i) this Agreement or any other Loan Document, or related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower (including, without limitation, any such application or proposed application by the Borrower related to any acquisition or proposed acquisition by the Borrower or any Subsidiary or affiliate of the Borrower of all or any portion of the stock or substantially all of the assets of any Person), or the actual or proposed use of the proceeds of the Advances or any Letter of Credit, whether or not the Administrative Agent, the Arranger, such Lender or any of their Affiliates or any such director, officer, employee, advisor or agent is a party to such transaction or
(ii) the Borrower's entering into this Agreement or the other Loan Documents, or to any actions or omissions of the Borrower, any of its respective Subsidiaries or affiliates or any of its or their respective directors, officers, employees, advisors, affiliates or agents in connection therewith, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found in a final, non-appealed judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or (B) arising from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent that such Lender is acting in any different capacity (such as an Administrative Agent or Arranger)). The Borrower also agrees not to assert any claim against the Administrative Agent, the Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, advisors and agents, on any theory of liability, for consequential or punitive damages arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. The obligations of the Borrower under this subsection (c) shall survive the Termination Date, provided that this subsection (c) shall not apply to derivative claims of the stockholders of any Lender against such Lender if such claims are based upon occurrences subsequent to the Termination Date.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.14, 7.05 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

         Section 8.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender and each of its Affiliates may have.

         Section 8.06 Binding Effect. This Agreement shall become effective (other than Section 2.01 which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01, 3.02 and 3.03) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and their respective successors and assigns, provided that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as a result of a merger or consolidation permitted by Section 5.02(e).

         Section 8.07 Assignments and Participations. (a) Each Lender may (and shall if requested to do so by the Borrower pursuant to Section 2.11(c)) assign to any Person, all or a portion of its rights and obligations under this Agreement and the Notes (including, without limitation, all of its Revolving Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) other than in the case of an assignment to a Person, that immediately prior to such assignment was a Lender, or an Affiliate of a Lender (whereupon notice thereof shall promptly be given to the Borrower and the Administrative Agent), each such assignment shall be to an Eligible Assignee to which the Borrower and the Administrative Agent have consented (with respect to an assignment of all of such Lender's rights and obligations hereunder, such consents may not be unreasonably withheld), (ii) unless such assignment shall be made to a Person that, immediately prior to such assignment was a Lender, or an Affiliate of a Lender (whereupon notice thereof shall promptly be given to the Borrower and the Administrative Agent), such assignment shall be for all of such assigning Lender's rights and obligations under the Loan Documents or shall be for a minimum amount of such assigning Lender's Commitment hereunder (together with those rights and obligations related thereto) equal to $10,000,000 or a multiple of $1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 if the assignee is not already a Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution and delivery thereof to the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.

                  (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                  (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note or Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. If the Administrative Agent or such Lender shall request the written consent of such participant to any of the actions set forth in this paragraph (e), and shall not receive either the consent thereto or denial thereof in writing within five Business Days of making such request, such participant shall be deemed to have given its consent.

                  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender by executing and delivering to the Administrative Agent in the case of an assignment, and to such Lender in the case of a participation, a letter in substantially the form of Exhibit D hereto.

                  (g) Each Issuing Bank may assign to an Eligible Assignee its rights and obligations or any portion of the undrawn Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

                  (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         Section 8.08 Acknowledgements. The Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders or between the Borrower and the Administrative Agent.

         Section 8.09 Consent to Jurisdiction. (a) The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Nothing in this Section 8.09 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions including the Federal and State courts sitting in the State of Illinois.

         Section 8.10 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart.

         Section 8.12 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 8.13 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the other Loan Documents or the actions of the Administrative Agent, the Arranger or any Lender in the negotiation, administration, performance or enforcement thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  CORN PRODUCTS INTERNATIONAL, INC., as
                                  Borrower

                                  By /s/ Cheryl K. Beebe
                                     ----------------------------------
                                     Title: VP Finance & Treasurer

                                  By /s/ Kimberly A. Hunter
                                     ----------------------------------
                                     Title: Director


                                  SUNTRUST BANK
                                  as Administrative Agent

                                  By /s/ Gregory L. Cannon
                                     ----------------------------------
                                     Title: Gregory L. Cannon, Director




              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

                              Initial Issuing Banks

Letter of Credit Commitment

$5,000,000                             SunTrust Bank, as Issuing Bank

                                       By /s/ Gregory L. Cannon
                                       ----------------------------------
                                       Title: Gregory L. Cannon, Director

$5,000,000        Total of the Letter of Credit Commitments



              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

Commitments                   Banks

$50,000,000 (40.00%)          SUNTRUST BANK

                              By /s/ Gregory L. Cannon
                              ----------------------------------
                              Title: Gregory L. Cannon, Director



              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

$25,000,000 (20.00%)          ING CAPITAL, LLC

                              By /s/ Bill Redmond
                                 --------------------------------
                              Title: William B. Redmond, Director



              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

$25,000,000 (20.00%)                  HARRIS TRUST AND SAVINGS BANK

                                      By /s/ Jennifer Wendrow
                                         --------------------------
                                      Title: Vice President


              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

$15,000,000 (12.00%)                  THE BANK OF NEW YORK

                                      By /s/ Mark O'Connor
                                         ---------------------------------
                                      Title: Mark O'Connor, Vice President


              [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

$10,000,000 (8.00%)                        COMERICA BANK

                                           By /s/ Lisa Davidson McKinnon
                                              --------------------------
                                           Title: Vice President



$125,000,000 Total of the Commitments



             [SIGNATURE PAGE TO 3-YEAR REVOLVING CREDIT AGREEMENT]

                                                           EXECUTION COUNTERPART





                                U.S. $125,000,000

                        3-YEAR REVOLVING CREDIT AGREEMENT

                          Dated as of October 15, 2002

                                      Among

                        CORN PRODUCTS INTERNATIONAL, INC.

                                  as Borrower,

                            THE LENDERS NAMED HEREIN

                                   as Lenders,

                                  SUNTRUST BANK

                            as Administrative Agent,

                         SUNTRUST CAPITAL MARKETS, INC.

                                  as Arranger,

                          HARRIS BANK AND SAVINGS BANK

                              as Syndication Agent,

                                       and

                                ING CAPITAL, LLC,

                             as Documentation Agent

                                TABLE OF CONTENTS

                                                                           Page

         Schedule I        List of Applicable Lending Offices

         Schedule 5.02(a)  Existing Liens

Exhibit A         Form of Note
Exhibit B         Form of Notice of Borrowing
Exhibit C         Form of Assignment and Acceptance
Exhibit D         Form of Confidentiality Agreement
Exhibit E-1       Form of Opinion of In-House Counsel for the Borrower
Exhibit E-2       Form of Opinion of Outside Counsel for the Borrower
Exhibit F         Form of Continuation/Conversion